Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of February 29, 2016
by and between
SUMMIT COMMUNITY BANK, INC.
and
HIGHLAND COUNTY BANKSHARES, INC.

ii

AGREEMENT AND PLAN OF MERGER, dated as of February 29, 2016, by and between SUMMIT COMMUNITY BANK, INC. (“Summit”) and HIGHLAND COUNTY BANKSHARES, INC. (“HCB”).
RECITALS
A.    HCB. HCB is a Virginia corporation, having its principal place of business in Monterey, Virginia.
B.    Summit. Summit is a West Virginia banking corporation, having its principal place of business in Moorefield, West Virginia, and is a wholly-owned subsidiary of Summit Financial Group, Inc. (“Parent”).
C.    Merger Sub. Summit will organize Merger Sub as a wholly-owned subsidiary prior to the consummation of the Merger as a Virginia corporation, having its principal place of business in Moorefield, West Virginia (“Merger Sub”).
D.    Board Action. The respective boards of directors of each of Summit, HCB and Merger Sub have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business transaction provided for herein.
E.    Support Agreement. Each of the directors of HCB in office and who own shares of HCB Common Stock as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit C (collectively, the “Support Agreements”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Agreement” has the meaning set forth in Section 8.03(a).
“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving HCB or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, HCB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.01(c)(i).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Aggregate Merger Consideration” has the meaning set forth in Section 3.01(a).
“Aggregate Special Dividend” has the meaning set forth in Section 3.01(b).
“Benchmark Equity Ceiling” has the meaning set forth in Section 3.01(c)(i).
“Benchmark Equity Floor” has the meaning set forth in Section 3.01(c)(i).
“Benchmark Equity Target” has the meaning set forth in Section 3.01(c)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Community Reinvestment Act” has the meaning set forth in Section 5.03(j)(vi).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenters’ Shares” has the meaning set forth in Section 3.04.
“DOL” means the United States Department of Labor.
“Effective Date” has the meaning set forth in Section 2.02(a).
“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Sections 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(a).
“FCB” means First and Citizens Bank, a Virginia banking corporation, and wholly-owned subsidiary of HCB.
“FCB Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which FCB or HCB is party as a creditor.
“Fee” has the meaning set forth in Section 8.03(a).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
“HCB Articles” means the Articles of Incorporation of HCB, as amended.
“HCB Board” means the Board of Directors of HCB.
“HCB Bylaws” means the Bylaws of HCB, as amended.
“HCB Common Stock” means the common stock, par value $0.01 per share, of HCB.
“HCB Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of HCB as of September 30, 2015, and as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any, and subject, in the case of unaudited statements to year-end audit adjustments normal in nature and amount) for the quarter ended September 30, 2015, and for each of the fiscal years ended December 31, 2014 and 2013, as filed by HCB in Call Reports (and, in the case of the annual financial statements, as audited and made available to the stockholders of HCB), and (ii) the financial statements included in Call Reports filed by HCB and any other annual audited financial statements with respect to periods ended subsequent to September 30, 2015. “Call Reports” mean each Consolidated Reports of Condition and Income (FFIEC Form 041) of HCB or any successor form of the Federal Financial Institutions Examination Council.

“HCB Meeting” has the meaning set forth in Section 6.02.
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Indemnified Party” has the meaning set forth in Section 6.10(a).
“Insurance Amount” has the meaning set forth in Section 6.10(c).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
“Material Adverse Effect” means: with respect to Summit or HCB, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Summit and its Subsidiaries taken as a whole or HCB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Summit or HCB to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof, except to the extent that such changes have a disproportionate impact on Summit or HCB, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Summit or HCB, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such changes have a disproportionate impact on Summit or HCB, as the case may be, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (e) actions and omissions of Summit or HCB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak of escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, or (g) the effects of the announcement, existence of or compliance with this Agreement on the financial condition, operations and operating performance of Summit or HCB, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.
“Merger” has the meaning set forth in Section 2.01(b).
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Capital Market.
“Old Certificates” has the meaning set forth in Section 3.03(a).
“Parent” has the meaning set forth in the recitals to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.
“Plan of Merger” means the Plan of Merger in the form attached hereto as Exhibit B.
“Previously Disclosed” by a party shall mean information (i) set forth in its Disclosure Schedule, (ii) with respect to HCB or FCB, information disclosed in the notes section to any of the HCB Financial Statements that have been audited, or (iii) with respect to Summit or Merger Sub, in Parent’s Annual Report on Form 10-K for the fiscal years ended December 31, 2012, 2013 and 2014, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2014, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed.
“Proxy Statement” has the meaning set forth in Section 6.03(a).
“Regulatory Authority” or “Regulatory Authorities” has the meanings set forth in Section 5.03(i)(i).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Shareholders’ Equity” means the total shareholders equity presented on HCB’s balance sheet as of a given date as calculated according to GAAP.
“Special Dividend” has the meaning set forth in Section 3.01(b).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.01(b).
“Summit” has the meaning set forth in the preamble to this Agreement.
“Summit Board” means the Board of Directors of Summit.
“Superior Proposal” has the meaning set forth in Section 8.01(g).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
“VBFI” means the Virginia Bureau of Financial Institutions.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE II
The Merger
2.01    The Merger.
(a)    Prior to the Effective Time, Summit shall take any and all action necessary to (i) cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by Merger Sub of a supplement to this Agreement in substantially the form attached hereto as Exhibit A, and delivery thereof to HCB, and (ii) cause Merger Sub to take all actions necessary or proper to comply with the obligations of Summit and Merger Sub to consummate the transactions contemplated hereby.

(b)    Subject to the terms and conditions hereinafter set forth, including the Plan of Merger, at the Effective Time, Merger Sub shall merge with and into HCB (the “Merger”), the separate corporate existence of Merger Sub shall cease and HCB shall survive and continue to exist as a Virginia corporation (HCB, as the surviving corporation in the Merger, sometimes being referred to herein as, the “Surviving Corporation”). Summit may at any time prior to the Effective Time change the method of effecting the transaction with HCB (as such method is defined in the immediately preceding sentence or contemplated in Section 3.01(b)) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of Summit to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and, provided, further, that Summit shall provide HCB prior written notice of such change and the reasons therefor.
(c)    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the offices of the VSCC of articles of merger in accordance with Section 13.1-720 of the VSCA or such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA.
(d)    The HCB Articles and HCB Bylaws, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with applicable law.
2.02    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Summit, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”
ARTICLE III
Consideration; Exchange Procedures
Section 3.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)    Merger Consideration. Subject to adjustment as set forth in Section 3.01(c), each holder of a share of HCB Common Stock (other than HCB or its Subsidiaries or Summit and its Subsidiaries, except for shares held by them in a fiduciary capacity, and Dissenters’ Shares) shall receive in respect thereof, subject to the limitations set forth in this Agreement and any adjustment pursuant to Section 3.01(c), cash in the amount of $38.00 per share of HCB Common Stock (the “Merger Consideration”, and the total amount of Merger Consideration paid to all holders of HCB Common Stock, the “Aggregate Merger Consideration”).
(b)    Alteration of Structure. If any Regulatory Authority (i) withholds approval of the Merger based on the structure contemplated in this Agreement or (ii) conditions its approval upon a change in the proposed structure of the Merger, Summit shall have the right to change the structure of the Merger to provide that a newly organized subsidiary of Parent will merge with and into HCB in exchange for $30.60 per share of HCB Common Stock (which amount, upon written notice of such change to HCB, shall become the Merger Consideration for the purposes of this Agreement); provided that immediately prior to the consummation of the Merger, HCB shall pay each holder of HCB Common Stock a special cash dividend equal to $7.40 per share (the “Special Dividend”, and the total amount of Special Dividends paid to all holders of HCB Common Stock, the “Aggregate Special Dividend”). No amendment to this Agreement will be necessary to permit the parties to carry out the terms of this Section 3.01(b) and Parent and any newly organized merger sub will execute and deliver to HCB a supplement to this Agreement in order for each to become a party to the remaining relevant sections of this Agreement.
(c)    Adjustments for Change in Shareholders’ Equity.
(i)    If as of the Effective Date, the Shareholders’ Equity, as determined in accordance with GAAP and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities included in accumulated other comprehensive income (the “Adjusted Shareholders’ Equity”), is less than $15,450,000.00 (the “Benchmark Equity Target”), then the aggregate value of the Aggregate Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Benchmark Equity Floor. In calculating Adjusted Shareholders’ Equity, all costs and expenses of HCB associated with the Merger shall have been paid or accrued prior to the Effective Date, including, but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination fees for data processing or other contractual arrangements and any change-in-control or similar payments, but excluding any amounts associated with severance costs arising out of the transactions contemplated by this Agreement. The “Benchmark Equity Floor” means the Benchmark Equity Target less $300,000.00. The “Benchmark Equity Ceiling” means the Benchmark Equity Target plus $300,000.00.
(ii)    If as of the Effective Date, the Adjusted Shareholders’ Equity is more than the Benchmark Equity Ceiling, then the aggregate value of the Aggregate Merger Consideration shall be increased one dollar for every dollar by which the Adjusted Shareholders’ Equity is more than the Benchmark Equity Ceiling and each holder of HCB Common Stock will receive his, her or its pro rata share of any such increased amount, as rounded to the nearest whole dollar.

(d)    HCB Shares. At the Effective Time, each share of HCB Common Stock outstanding as of such time shall be cancelled and retired and such holder will only have the rights set forth in Section 3.02 thereafter.
(e)    Merger Sub. At the Effective time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
3.02    Rights as Stockholders; Stock Transfers. At the Effective Time, holders of HCB Common Stock shall cease to be, and shall have no rights as, stockholders of HCB, other than to receive the Merger Consideration and any dividend or other distribution with respect to such HCB Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of HCB or the Surviving Corporation of shares of HCB Common Stock.
3.03    Exchange Procedures.
(a)    At or prior to the Effective Time, Summit shall deposit, or shall cause to be deposited, with Computershare or a bank or trust company designated by Summit and reasonably satisfactory to HCB (the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of HCB Common Stock (“Old Certificates”), for exchange in accordance with this Article III, an amount of cash equal to the Aggregate Merger Consideration (such amount, the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.
(b)    As soon as practicable after the Effective Time, and in no event later than five business days thereafter, Summit shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that the holder of the Old Certificates is entitled to receive pursuant to Article III. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore a check equal to the amount of such holder’s Merger Consideration and (iii) any payment required by Section 2.02(b).
(c)    Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of HCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(e)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of HCB for twelve months after the Effective Time shall be paid to Summit. Any stockholders of HCB who have not theretofore complied with this Article III shall thereafter look only to Summit for payment of the Merger Consideration, without any interest thereon.

(f)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Summit or the Exchange Agent, the posting by such person of a bond in such amount as Summit may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(g)    If the terms of Section 3.01(b) apply, HCB shall deliver to Summit evidence that it has deposited with its exchange agent, for the benefit of the holders of the Old Certificates, an amount of cash equal to the Aggregate Special Dividend and shall take any action necessary to cause such exchange agent to pay the Special Dividend to each holder of Old Certificates.
3.04    Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of HCB Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the VSCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.03 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.
ARTICLE IV
Actions Pending the Effective Time
4.01    Forbearances of HCB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Summit, HCB will not, and will cause each of its Subsidiaries not to:
(a)    Ordinary Course. Conduct the business of HCB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon HCB’s ability to perform any of its material obligations under this Agreement.

(b)    Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of HCB Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of HCB Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
(c)    Dividends, Etc. (a) Other than with respect to the Aggregate Special Dividend, if applicable, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HCB Common Stock, or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of HCB or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $30,000 in the aggregate, (ii) for other changes that are required by applicable law or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.
(e)    Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of HCB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.
(h)    Governing Documents. Amend the HCB Articles, the HCB Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of HCB’s Subsidiaries.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j)    Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.
(k)    Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to HCB and its Subsidiaries, taken as a whole.
(l)    Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
(m)    Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, including, but not limited to implementation of any leverage strategies; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, except to the extent such means would cause a violation of Section 4.01(m)(ii).
(n)    Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.
(o)    Loans. Make any new loans (excluding renewals of outstanding loans) in a principal amount in excess of $500,000, or make any loans outside of Virginia or West Virginia.
(p)    Commitments. Agree or commit to do any of the foregoing.
4.02    Forbearances of Summit. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of HCB, Summit will not, and will cause each of its Subsidiaries not to: (a) take any action reasonably likely to have an adverse effect upon Summit’s ability to perform any of its material obligations under this Agreement; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

ARTICLE V
Representations and Warranties
5.01    Disclosure Schedules. On or prior to the date hereof, Summit has delivered to HCB a schedule and HCB has delivered to Summit a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence could not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of HCB’s and Summit’s representations, warranties, covenants and agreements contained in this Agreement are qualified by reference to the respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Summit or HCB, as the case may be.
5.02    Knowledge. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Summit, actual knowledge of H. Charles Maddy, III and Robert S. Tissue, and (ii) with respect to HCB, actual knowledge of Vernon Wooddell and Tracey S. McCray
5.03    Representations and Warranties of HCB. Subject to Section 5.01 and except as Previously Disclosed, HCB hereby represents and warrants to Summit:
(a)    Organization and Standing. HCB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. HCB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capitalization. As of the date hereof, the authorized capital stock of HCB consists of 2,000,000 shares of HCB Common Stock, of which 574,370 shares were outstanding. As of the date hereof, HCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of HCB Common Stock or any other equity securities of HCB or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of HCB Common Stock or other equity securities of HCB or any of its Subsidiaries. The outstanding shares of HCB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c)    Subsidiaries.
(i)    HCB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) HCB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no Contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by HCB or its Subsidiaries are fully paid and nonassessable and are owned by HCB or its Subsidiaries free and clear of any liens.
(ii)    HCB has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.
(iii)    Each of HCB’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
(d)    Corporate Power. Each of HCB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and HCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the requisite shareholder approval contemplated in Section 5.03(e) below, consummate the transactions contemplated hereby.
(e)    Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and the Plan of Merger) by the holders of more than two thirds of the outstanding shares of HCB Common Stock entitled to vote thereon (which is the only vote of HCB stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HCB and the HCB Board. Assuming due authorization, execution and delivery by Summit, this Agreement is a valid and legally binding obligation of HCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The HCB Board of Directors has received the written opinion of Performance Trust Capital Partners, LLC to the effect that as of the date hereof the consideration to be received by the holders of HCB Common Stock in the Merger is fair to the holders of HCB Common Stock from a financial point of view.
(f)    Consents and Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by HCB or any of its Subsidiaries in connection with the execution, delivery or performance by HCB of this Agreement or to consummate the Merger except for (A) filings of applications, notices or requests for waivers with federal and state banking and insurance authorities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the VBFI, (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of a certificate of merger in connection therewith and (C) the approval set forth in Section 5.03(e). As of the date hereof, HCB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to receipt of the regulatory and shareholder approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of HCB or of any of its Subsidiaries or to which HCB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the HCB Articles or the HCB Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.
(g)    Financial Reports; Absence of Certain Changes or Events.

(i)    HCB has made available to Summit the HCB Financial Statements. The HCB Financial Statements (A) are true, accurate and complete in all material respects, (B) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (C) fairly present in all respects the financial condition of HCB as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of HCB for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.

(ii)    HCB has in place sufficient systems and processes that are customary for a community bank of the size of HCB and that are designed to (A) provide reasonable assurances regarding the reliability of the HCB Financial Statements and (B) in a timely manner accumulate and communicate to HCB’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the HCB Financial Statements. Since December 31, 2012, neither HCB nor, to HCB’s knowledge, any director, officer, auditor, accountant or representative of HCB has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes, the accuracy or integrity of HCB Financial Statements or the accounting or auditing practices, procedures, methodologies or methods of HCB or its internal accounting controls, including any complaint, allegation, assertion or claim that HCB has engaged in questionable accounting or auditing practices. No attorney representing HCB, whether or not employed by HCB, has reported evidence of a violation of the Securities Act or other applicable securities laws, breach of fiduciary duty or similar violation by HCB or any of its officers, directors, employees or agents to the HCB Board or any committee thereof or any of HCB’s directors or officers. To HCB’s knowledge, there has been no instance of fraud by HCB, whether or not material, that occurred during any period covered by the HCB Financial Statements.

(iii)    During the periods covered by the HCB Financial Statements, HCB’s external auditor was independent of HCB and its management. As of the date hereof, HCB’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with HCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv)    Since December 31, 2014, HCB and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(v)    Since December 31, 2014, (A) HCB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to HCB.
(h)    Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against HCB or any of its Subsidiaries and, to HCB’s knowledge, no such litigation, claim or other proceeding has been threatened.
(i)    Regulatory Matters.
(i)    Neither HCB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, VBFI, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (each, a “Regulatory Authority”, and collectively, the “Regulatory Authorities”).
(ii)    Neither HCB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(iii)    HCB is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j)    Compliance with Laws.
(i)    Except for any instances of noncompliance that would not have a Material Adverse Effect, HCB and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(ii)    Each of HCB and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HCB’s knowledge, no suspension or cancellation of any of them is threatened.
(iii)    Neither HCB nor any of its Subsidiaries has received, since December 31, 2013, any notification or communication from any Governmental Authority (A) asserting that HCB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to HCB’s knowledge, do any grounds for any of the foregoing exist).
(iv)    Since July 1, 2001, HCB has been in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy, except for any instances of noncompliance that would not have a Material Adverse Effect.
(v)    Neither HCB nor any of its directors, officers or employees, nor, to the knowledge of HCB, any agent or other Person acting on behalf of HCB is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi)    HCB is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and HCB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in HCB having its current rating lowered.

(k)    Material Contracts; Defaults. Neither HCB nor any of its assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by HCB or the guarantee by HCB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables), (iii) any Contract that prohibits or restricts HCB (and/or, following consummation of the transactions contemplated by this Agreement, Summit) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services by HCB (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract in any 12-month period not in excess of $25,000 or involving HCB Loans, borrowings or guarantees originated or purchased by HCB in the ordinary course of business and consistent with past practice), (v) any Contract that obligates HCB to conduct business with any third party on an exclusive or preferential basis, (vi) any Contract that requires referrals of business or requires HCB to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of HCB, (viii) any Contract that limits the payment of dividends by HCB, (ix) any Contract pursuant to which FCB or HCB has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, or (x) any Contract that relates to intellectual property of HCB (including permitting the use of the name First and Citizens Bank or Highland County Bankshares or any variant thereof). Neither HCB nor any of its Subsidiaries is in default under any Contract, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for any defaults that would not have a Material Adverse Effect.
(l)    No Brokers. No action has been taken by HCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Performance Trust Capital Partners, LLC.
(m)    Employee Benefit Plans.
(i)    HCB has Previously Disclosed a complete and accurate list of all of its and each of its Subsidiaries existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of HCB or any of its Subsidiaries or any affiliate participates or to which any such Employees, Consultants or Directors is a party (the “Compensation and Benefit Plans”). Neither HCB nor any of its Subsidiaries or any affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)    Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and HCB has no knowledge of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of HCB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither HCB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject HCB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(iii)    No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by HCB or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with HCB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of HCB, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which HCB or any of its Subsidiaries is a party have been timely made or have been reflected on HCB’s financial statements. None of HCB, any of its Subsidiaries or any ERISA Affiliate (A) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) or 436(f) of the Code, and (B) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or 430(k) of the Code or pursuant to ERISA.

(v)    Neither HCB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by HCB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death or other benefits on a permanent basis.
(vi)    HCB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, HCB has provided or made available to Summit, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(viii)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation from HCB or any of its Subsidiaries, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither HCB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Summit, HCB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi)    There are no supplemental employment retirement plans (SERPS) and no non-qualified deferred compensation plans between HCB or any of its Subsidiaries and any of its employees.
(xii)    Neither HCB nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject HCB or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to HCB or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement , including, without limitation, as a result of any termination of employment prior to or following the Effective Time or the execution of, or compliance with, the terms and conditions set forth in the agreements contemplated in Section 7.03(e) below, neither HCB nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to HCB or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
(n)    Labor Matters.
(i)    Neither HCB nor any of its Subsidiaries is a party to or is bound by any Contract with respect to collective bargaining or any other agreement or understanding with a labor union or labor organization, nor is HCB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HCB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to HCB’s knowledge, threatened, nor is HCB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(ii)    HCB and its Subsidiaries are in compliance and at all times have complied in all material respects with all applicable laws governing the employment of labor and the withholding of taxes, including all laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(iii)    HCB has disclosed to Summit a list that separately sets forth all of HCB’s and FCB’s employees as of December 31, 2015, including for each such employee: name, job title, work location, current compensation paid or payable and variable compensation paid in the immediately prior year.

(o)    Takeover Laws. HCB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to HCB (collectively, “Takeover Laws”), including, without limitation, Article 14.1 of the VSCA.
(p)    Environmental Matters. To HCB’s knowledge, neither the conduct nor operation of HCB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to HCB’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To HCB’s knowledge, neither HCB nor any of its Subsidiaries has received any notice from any person or entity that HCB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
(q)    Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to HCB and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of HCB or its Subsidiaries. HCB has made available to Summit true and correct copies of the United States Federal Income Tax Returns filed by HCB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2014. Neither HCB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2014 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of HCB as of December 31, 2014 for each of the three years ended December 31 of 2014, 2013 and 2012. As of the date hereof, neither HCB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r)    Risk Management Instruments. Neither HCB nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements, whether entered into for HCB’s own account, or for the account of one or more of HCB’s Subsidiaries or their customers.
(s)    Books and Records. The books and records of HCB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.
(t)    Insurance. HCB Previously Disclosed all of the insurance policies, binders, or bonds maintained by HCB or its Subsidiaries. HCB and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of HCB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; HCB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(u)    Loan Matters.
(i)    Each FCB Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of HCB, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding FCB Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by FCB and are complete and correct in all respects, except to the extent that any instance of noncompliance, incompleteness or inaccuracy (i) would not cause the underlying transaction to be unenforceable by FCB in accordance with its intended terms or (ii) materially impair FCB’s (or any successor’s) rights with respect to such FCB Loan.

(ii)    Each outstanding FCB Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant FCB Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, FCB’s written underwriting standards and with all applicable requirements of applicable laws.

(iii)    None of the Contracts pursuant to which FCB has sold FCB Loans or pools of FCB Loans or participations in FCB Loans or pools of FCB Loans contains any obligation to repurchase such FCB Loans or interests therein solely on account of a payment default by the obligor on any such FCB Loan.

(iv)    (A) Section 5.03(u)(iv) of FCB’s Disclosure Schedule sets forth a list of all FCB Loans as of the date hereof by FCB to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of FCB, (B) there are no employee, officer, director or other affiliate FCB Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such FCB Loans are and were originated in compliance in all respects with all applicable laws.

(v)    Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03, in light of the circumstances in which they are made, not misleading.
5.04    Representations and Warranties of Summit. Subject to Section 5.01 and except as Previously Disclosed, Summit hereby represents and warrants to HCB:
(a)    Organization and Standing. Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Summit is duly qualified to do business and is in good standing in the foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Corporate Power. Each of Summit and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Summit has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(c)    Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Summit and the Summit Board. Assuming due authorization, execution and delivery by HCB, this Agreement is a valid and legally binding agreement of Summit, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(d)    Consents and Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Summit or any of its Subsidiaries in connection with the execution, delivery or performance by Summit of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of the related certificate of merger; and (C) receipt of the approvals set forth in Section 7.01(b); and (D) the filing of any report, schedule or other document with respect to this Agreement pursuant to any requirements of federal or state securities laws. As of the date hereof, Summit is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Summit or of any of its Subsidiaries or to which Summit or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Summit or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(e)    No Brokers. No action has been or will be taken by Summit that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
(f)    Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04, in light of the circumstances under which they are made, not misleading.
(g)    Merger Sub. On or prior to the Effective Time, Merger Sub will be duly organized and validly existing in good standing under the laws of the state of its organization, and will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. As of the Effective Time, Merger Sub will be organized for the purpose of the transactions contemplated by this Agreement, and Merger Sub will not have previously conducted any business or incurred any liabilities. As of the Effective Time, Merger Sub will have the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. As of the Effective Time, this Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of Merger Sub. Upon execution and delivery of a supplement to this Agreement in substantially the form attached hereto as Exhibit A, this Agreement will be the valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI
Covenants
6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of HCB and Summit agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Stockholder Approval. HCB agrees to take, in accordance with applicable law and the HCB Articles, the HCB Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by HCB’s stockholders for consummation of the Merger, including the Plan of Merger (including any adjournment or postponement, the “HCB Meeting”), as promptly as practicable. The HCB Board will recommend that the HCB stockholders approve and adopt the Agreement and the transactions contemplated hereby; provided that the HCB Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the HCB Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the HCB Board under applicable law.
6.03    Proxy Statement.
(a)    HCB agrees to prepare proxy solicitation materials of HCB (the “Proxy Statement”) for the HCB Meeting. HCB and Summit agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Proxy Statement.
(b)    Each of HCB and Summit agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the HCB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of HCB and Summit further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

6.04    Press Releases. Each of HCB and Summit agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.
6.05    Access; Information.
(a)    Each of HCB and Summit agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns, and, subject to the consent of the independent auditors, work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.
(b)    Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(c)    During the period from the date of this Agreement to the Effective Time, HCB shall promptly furnish to Summit copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
6.06    Acquisition Proposals. HCB agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Notwithstanding the foregoing, if, at any time the HCB Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, HCB, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.06, may furnish non-public information with respect to HCB to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Immediately prior to the Effective Date, HCB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Summit, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Summit and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by Summit under this Agreement; provided, however, that HCB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Summit acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to HCB that Summit’s representations and warranties in all material respects are true and correct as of such date and that Summit is otherwise material in compliance with this Agreement. Summit and HCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. HCB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications.
(a)    Summit and HCB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Summit and HCB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)    Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
6.10    Indemnification.
(a)    Following the Effective Date and for a period of three years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of HCB and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that HCB is currently permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the HCB Articles, the HCB Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the HCB Articles, the HCB Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.
(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.
(c)    For a period of three years from the Effective Time, Summit shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of HCB and FCB arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by HCB; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by HCB (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.10(c), Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of HCB or FCB may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(d)    If Summit or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit shall assume the obligations set forth in this Section 6.10.
(e)    The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.11    Benefit Plans.
(a)    It is the intention of Summit that within a reasonable period of time following the Effective Time (i) it will provide employees of FCB with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) except with respect to the Summit Financial Group, Inc. Employee Stock Ownership Plan (for which this Section 6.11(a)(iii) will not apply, as no prior service credit will be granted for eligibility, vesting or benefit accrual with respect to the Summit Financial Group, Inc. Employee Stock Ownership Plan), to the extent permitted by Summit’s benefit plans, all FCB employees will receive credit for years of service with FCB and its predecessors prior to the Effective Time for purposes of eligibility and vesting and not for purposes of benefit accrual under Summit’s benefit plans. Summit shall maintain FCB’s and HCB’s existing employee benefit plans until such time as Summit has provided similar plans to HCB’s employees as contemplated in the preceding sentence. FCB employees shall not be entitled to accrual of benefits or allocation of contributions under Summit’s benefit plans based on years of service with FCB and its predecessors prior to the Effective Time.
(b)    Except for employees of FCB with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), Summit agrees that (i) (A) each employee of FCB who is a Vice President or more senior and who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 6.11(b) of the Disclosure Schedule, shall receive a severance payment equal to the amount set forth on Section 6.11(b) of the Disclosure Schedule and (B) each employee of FCB other than any employee for whom subsection (A) of this Section 6.11(b)(i) applies and who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 6.11(b) of the Disclosure Schedule, shall receive a severance payment equal to the amount set forth on Section 6.11(b) of the Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee pursuant to this Section 6.11(b), and (ii) reimbursement of costs associated with reasonable outplacement services actually incurred no later than the date that is set forth on Section 6.11(b) of the Disclosure Schedule, so that after reimbursement, such services will be at no cost to the employee; provided that (A) documentation of such expenses is provided to Summit by the terminated employee and (B) such services are provided by an outplacement agency selected by Summit.

(c)    Immediately prior to the Effective Date, HCB shall take such action as may be necessary to terminate its 401(k) plan and the First & Citizens Profit Sharing Plan and Trust, including accruing the estimated expense associated with terminating its 401(k) plan and the First & Citizens Profit Sharing Plan and Trust. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan and the First & Citizens Profit Sharing Plan and Trust, the assets of each plan shall be distributed to participants or rolled into Summit’s 401k/profit sharing plan, as permitted by such plan or applicable law. Notwithstanding the foregoing, the 401(k) plan trustee may make distributions to all non-continuing FCB employees before the receipt of a favorable determination letter. In the event a favorable ruling is not issued, HCB agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall not be merged with Summit’s 401(k) plan.
6.12    Notification of Certain Matters. Each of HCB and Summit shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
6.13    Contractual Rights of Current Employees. At and following the Effective Time, Summit shall honor, and Summit shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of HCB and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of HCB and its Subsidiaries that are Previously Disclosed. Summit acknowledges that the consummation of the Merger will constitute a “change-in-control” of for purposes of any employee benefit plans, agreements and arrangements of HCB and its Subsidiaries.
6.14    Operating Functions. HCB shall cooperate with Summit and Merger Sub in connection with planning for the efficient and orderly combination of the parties and the operation of Summit and Merger Sub (including the former operations of HCB) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as Summit may decide. Notwithstanding the foregoing, (a) neither Summit nor Merger Sub shall under any circumstance be permitted to exercise control of HCB prior to the Effective Time, (b) HCB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) HCB shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

6.15    Compliance with Laws. Each of HCB and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto or to employees conducting such businesses.
6.16    Director. Each of Parent and Summit shall take all appropriate action so that as of the Effective Time the number of directors constituting the Parent Board and the Summit Board shall each be increased by one and one individual from the HCB Board shall be appointed as a director of Parent and Summit. Each of Parent and Summit will nominate such individual from the HCB Board for election as a director at the annual meeting of Parent and Summit, respectively, immediately following the Effective Time and solicit proxies for such individual in the same manner as it does for all other members of the slate of directors for Parent and Summit, respectively, in connection with such meeting.
ARTICLE VII
Conditions to Consummation of the Merger
7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Summit and HCB to consummate the Merger is subject to the fulfillment by Summit and HCB prior to the Effective Time of each of the following conditions:
(a)    Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of the stockholders of HCB.

(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Summit Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02    Conditions to Obligation of HCB. The obligation of HCB to consummate the Merger is also subject to the fulfillment or written waiver by HCB prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Summit set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) representations and warranties that are qualified by the term “material” or Material Adverse Effect shall be true and correct in all respects at and as of the Effective Date), and HCB shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.
(b)    Performance of Obligations of Summit. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HCB shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.
(c)    Tax Opinion. In the event that Summit exercises its rights under Section 3.01(b), HCB shall have received a written opinion, dated the Effective Date, from Bowles Rice LLP, to the effect that, subject to certain assumptions and qualifications, the shareholders of HCB will be entitled to treat the Special Dividend paid as provided in Section 3.01(b) as a qualified dividend subject to federal income taxation as net capital gain.
7.03    Conditions to Obligation of Summit. The obligation of Summit to consummate the Merger is also subject to the fulfillment or written waiver by Summit prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of HCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) representations and warranties that are qualified by the term “material” or Material Adverse Effect shall be true and correct in all respects at and as of the Effective Date) and Summit shall have received a certificate, dated the Effective Date, signed on behalf of HCB by the Chief Executive Officer and the Chief Financial Officer of HCB to such effect.
(b)    Performance of Obligations of HCB. HCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Summit shall have received a certificate, dated the Effective Date, signed on behalf of HCB by the Chief Executive Officer and the Chief Financial Officer of HCB to such effect.

(c)    Consents to Lease Assignments. All consents or approvals of any third party required to be made or obtained by HCB or any of its Subsidiaries in connection with the assignment of any real property lease to which HCB or its Subsidiaries is a party shall have been obtained in a form reasonably satisfactory to Summit.

(d)    Regulatory Issues. No Regulatory Authority shall have issued any order, decree, agreement, memorandum of understanding, administrative action or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from such Regulatory Authority relating to HCB or its Subsidiaries that shall remain in effect after the Effective Time.

(e)    Execution of Certain Agreements. (i) Vernon Wooddell shall have entered into a consulting agreement with Summit containing terms mutually satisfactory to Mr. Wooddell and Summit and (ii) Tracey S. McCray shall have entered into an employment agreement with Summit containing terms mutually satisfactory to Ms. McCray and Summit.

ARTICLE VIII
Termination
8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Summit, HCB and Merger Sub, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b)    Breach. At any time prior to the Effective Time, by Summit or HCB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Summit Board or the HCB Board, as applicable, so determines by vote of a majority of the members of its entire board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein (except, with respect to any representations and warranties that are qualified by the term “material” or Material Adverse Effect, for which any breach shall give rise to the rights set forth in this Section), which material breach (or breach pursuant to the preceding parenthetical) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such material breach (or breach, if applicable); or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)    Conditions to Closing.

(i)    By Summit in the event that any of the conditions precedent to the obligations of Summit to consummate the Merger contained in Sections 7.03(a) or 7.03(b) cannot be satisfied or fulfilled by the date specified in Section 8.01(d) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Summit’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Summit of any of its material representations or warranties contained in this Agreement).

(ii)    By HCB in the event that any of the conditions precedent to the obligations of HCB to consummate the Merger contained in Sections 7.02(a) or 7.02(b) cannot be satisfied or fulfilled by the date specified in Section 8.01(d) (provided that the failure of such condition to be satisfied or fulfilled is not a result of HCB’s breach of Section 6.02, 6.03 or 6.06, HCB’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by HCB of any of its material representations or warranties contained in this Agreement).

(d)    Delay. At any time prior to the Effective Time, by Summit or HCB, if the Summit Board or the HCB Board, as applicable, so determines by vote of a majority of the members of such entire board of directors, in the event that the Merger is not consummated by September 30, 2016, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(d).

(e)    No Approval. By HCB or Summit, if either the HCB Board or the Summit Board, as applicable, so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained at the HCB Meeting.

(f)    Failure to Recommend, Etc. At any time prior to the HCB Meeting, by Summit if the HCB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Summit.

(g)    Superior Proposal. By HCB, if the HCB Board so determines by a vote of the majority of the members of its entire board, at any time prior to the HCB Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by HCB in compliance with Section 6.06 and that would, if consummated, result in a transaction that is more favorable to HCB’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by HCB pursuant to this Section 8.01(g) only after the fifth business day following Summit’s receipt of written notice from HCB advising Summit that HCB is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period Summit elects not to make an offer or Summit does not make an offer to HCB that the HCB Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

8.02    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.03 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03    Fees and Expenses.
(a)    In the event that, (i) this Agreement is terminated (A) by HCB pursuant to Section 8.01(g) or (B) by Summit pursuant to Section 8.01(b), then in each case, HCB shall pay Summit promptly (but in no event later than two business days after the date of termination of this Agreement by HCB) a fee of $873,200.00 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by Summit pursuant to Section 8.01(e)(ii) or Section 8.01(f), and prior to the date that is 12 months after such termination, HCB enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then HCB shall pay Summit the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “15.0%” shall be deemed to mean “50.01%.” In no event shall HCB be required to pay the Fee on more than one occasion.
(b)    In the event that HCB shall fail to pay the Fee when due, the Fee shall be deemed to include the costs and expenses actually incurred or accrued by Summit (including fees and expenses of counsel) in connection with the collection of the applicable fee under the enforcement of this Section 8.03, together with interest on such applicable unpaid fee, commencing on the date that the applicable fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.
ARTICLE IX
Miscellaneous
9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 3.04, 6.10, 6.11, 6.14 and this Article IX, each of which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(b), 8.02, 8.03 and this Article IX, each of which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the HCB Meeting, this Agreement may not be amended if it would violate the VSCA.
9.03    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to HCB, to:
Highland County Bankshares, Inc.
P.O. Box 529
195 W. Main Street
Monterey, Virginia 24465
Facsimile:    (540) 468-3432
Attention:    Vernon Wooddell
President and Chief Executive Officer

With a copy to:
CowanPerry PC
317 Washington Avenue, SW
Roanoke, Virginia 24106
Facsimile:    (888) 755-1450
Attention:    Douglas W. Densmore, Esq.
If to Summit, to:
Summit Community Bank, Inc.
300 North Main Street
P. O. Box 179
Moorefield, West Virginia 26836
Facsimile:    (304) 530-2188
Attention:    H. Charles Maddy, III
President and Chief Executive Officer

With a copy to:
Bowles Rice LLP
600 Quarrier Street
P. O. Box 1386
Charleston, West Virginia 25325-1386
Facsimile:    (304) 343-3058
Attention:    Sandra M. Murphy, Esq.

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Disclosure Schedule, any Exhibits attached hereto and the Support Agreements, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require HCB, Summit or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.
9.09     Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SUMMIT COMMUNITY BANK, INC.

By: /s/ H. Charles Maddy, III
Name: H. Charles Maddy, III
Title: President and Chief Executive Officer

HIGHLAND COUNTY BANKSHARES, INC.

By: /s/ Vernon Wooddell
Name: Vernon Wooddell
Title: President and Chief Executive Officer

Executing this Agreement solely with respect to the obligations set forth in Section 6.16 hereof.
SUMMIT FINANCIAL GROUP, INC.

By:    /s/ H. Charles Maddy, III
Name:    H. Charles Maddy, III
Title:    President and Chief Executive Officer

Exhibit A

Form of Supplement for
Merger Sub Accession to Agreement and Plan of Merger

THIS SUPPLEMENT FOR MERGER SUB ACCESSION TO AGREEMENT AND PLAN OF MERGER, dated as of the ____ day of ___ (this “Supplement”), to the Agreement and Plan of Merger, dated as of February 29, 2016 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between Summit Community Bank, Inc., a West Virginia corporation (“Summit”), and Highland County Bankshares, Inc., a Virginia corporation (“HCB”).
WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and
WHEREAS, pursuant to Section 2.01 of the Agreement, Summit desires to consummate the Merger in part through the merger of ________________, a Virginia corporation (“Merger Sub”), with and into HCB.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:
1.    Agreement. Merger Sub agrees (a) to be bound by and subject to the terms of the Agreement, (b) to become a party to the Agreement, as provided by Section 2.01 thereof, (c) to perform all obligations and agreements set forth therein, and (d) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.
2.    Representations and Warranties of Merger Sub.

(a)    Organization, Standing and Authority. Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b)    Power. Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)    Authority. This Supplement and the Agreement and the transactions contemplated hereby and thereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of Merger Sub. Upon execution of this Supplement, the Agreement will be a valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

3.    Notice. Any notice required to be provided pursuant to Section 9.06 of the Agreement shall be given to Merger Sub at the following address:
[Merger Sub]
300 North Main Street
P. O. Box 179
Moorefield, West Virginia 26836
Facsimile:    (304) 530-2188
Attention:    H. Charles Maddy, III
President

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto, as of the date first hereinabove written.

SUMMIT COMMUNITY BANK, INC.

By:
Name: H. Charles Maddy, III
Title: President and Chief Executive Officer

HIGHLAND COUNTY BANKSHARES, INC.

By:
Name: Vernon Wooddell
Title: President and Chief Executive Officer

[MERGER SUB]

By:
Name: H. Charles Maddy, III
Title: President

Exhibit B

Form of Plan of Merger

PLAN OF MERGER

merging

[MERGER SUB],
a Virginia corporation

with and into

HIGHLAND COUNTY BANKSHARES, INC.,
a Virginia bank holding company

1.    Merger. Merger Sub, a Virginia corporation incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”) in accordance with the applicable provisions of the VSCA, and a wholly-owned subsidiary of Summit Community Bank, Inc. (“Summit”), shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Merger”) with and into Highland County Bankshares, Inc. (“HCB”), a Virginia bank holding company incorporated pursuant to the VSCA. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and HCB shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger. The corporate existence of HCB shall continue unaffected and unimpaired by the Merger.

2.    Effective Time; Effects of the Merger.

a.    The Merger shall become effective at the later of the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and the time set forth in articles of merger relating to the Merger filed with the SCC; such time referred to herein as the “Effective Time.”

b.    The business of the Surviving Corporation shall be that of a Virginia corporation. The business shall be conducted by the Surviving Corporation at its principal office, which shall be located at the principal office of HCB at ___________________.

c.    At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. At the Effective Time the separate corporate existence of Merger Sub shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Merger Sub shall be vested in, and all debts, liabilities and obligations of Merger Sub shall be the obligation of, HCB as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

3.    Articles of Incorporation. The Articles of Incorporation of HCB in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4.    Bylaws. The Bylaws of HCB in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5.    Board of Directors; Officers. From and after the Effective Time, the sole director of Merger Sub immediately prior to the Effective Time shall be the sole director of the Surviving Corporation until his successor is duly appointed or elected. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.

6.    Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, HCB, or any holder of any shares of capital stock of HCB or Merger Sub:

a.    HCB Common Stock.

(i)    At the Effective Time, each holder of a share of common stock, $0.01 par value per share, of HCB (“HCB Common Stock”) (excluding shares of HCB Common Stock held by Summit, or any Summit Subsidiary, in each case other than in a fiduciary capacity or as a results of debts previously contracted, which shares shall be canceled and extinguished for no consideration, and shall be marked “canceled in merger” as of the Effective Time) outstanding immediately prior to the Effective Time shall automatically receive, subject to the limitations set forth in that certain Agreement and Plan of Merger dated February 29, 2016, by and between Summit and HCB (the “Merger Agreement”), cash in the amount of $38.00 per share of HCB Common Stock (the “Merger Consideration”).

(ii)    Effective as of the Effective Time, each share of HCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of HCB Common Stock (each, an “HCB Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such HCB Certificate in accordance with Section 7.

b.    Merger Sub Common Stock. Each share of Merger Sub common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

c.    HCB Common Stock Held by Summit. All shares of HCB Common Stock owned directly or indirectly by Summit or any of Summit’s respective wholly owned subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as the “Excluded Shares”.

7.    HCB Common Stock Exchange Procedures.

a.    Exchange Agent; Merger Consideration. Summit shall appoint its transfer agent, Computershare Limited, or, with the written consent of HCB, which shall not be unreasonably withheld, another agent independent of and unaffiliated with Summit, Merger Sub or HCB (the “Exchange Agent”), for the purpose of exchanging HCB Certificates for the Merger Consideration. At or prior to the Effective Time, Summit shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of HCB Common Stock and for exchange in accordance with this Plan of Merger, an amount of cash necessary to pay the Merger Consideration.

b.    Adjustment for Certain Change in HCB Shareholders’ Equity. If as of the Effective Date, the Shareholders’ Equity, as determined in accordance with GAAP and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities included in accumulated other comprehensive income (the “Adjusted Shareholders’ Equity”), is less than $15,450,000.00 (the “Benchmark Equity Target”), then the aggregate value of the aggregate Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Benchmark Equity Floor.  In calculating Adjusted Shareholders’ Equity, all costs and expenses of HCB associated with the Merger shall have been paid or accrued prior to the Effective Date, including, but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination fees for data processing or other contractual arrangements and any change-in-control or similar payments.   The “Benchmark Equity Floor” means the Benchmark Equity Target less $300,000.00.  “GAAP” means generally accepted accounting principles in the United States, consistently applied.

c.    Surrender of HCB Certificates. Summit shall cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of one or more HCB Certificates a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the HCB Certificates in exchange for the Merger Consideration into which the HCB Common Stock represented by such HCB Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the HCB Certificates shall pass, only upon delivery of the HCB Certificates to the Exchange Agent. Upon proper surrender of an HCB Certificate for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.d, together with a properly completed letter of transmittal, duly executed, the holder of such HCB Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the HCB Certificate so surrendered shall be cancelled. Any portion of the Merger Consideration that remains unclaimed by the holders of HCB Common Stock on the business day after the one-year anniversary of the Effective Date shall be paid to Summit. Any holders of HCB Common Stock who have not theretofore complied with this Section 7.c. shall thereafter look only to Summit for payment of the Merger Consideration deliverable in respect of each share of HCB Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. Subject to all applicable laws of escheat, such amounts shall be paid to such former stockholder of HCB, without interest, upon proper surrender of his or her Certificates or delivery of an affidavit of loss as described in Section 7.d.

d.    Lost HCB Certificates; Failure to Surrender HCB Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such HCB Certificate to be lost, stolen or destroyed and, if required by Summit or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Summit may direct, as indemnity against any claim that may be made against it with respect to such HCB Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed HCB Certificate, the Merger Consideration to be paid in respect of the shares of HCB Common Stock represented by such HCB Certificate.

8.    Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further stockholder action in the manner determined by the Boards of Directors of Summit, Merger Sub and HCB. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.C-3

Exhibit C

Form of Support Agreement

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, made as of this 29th day of February, 2016, between Summit Community Bank, Inc., a West Virginia corporation (“Summit”), and the stockholder of Highland County Bankshares, Inc., a Virginia corporation (“HCB”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of HCB (“Stockholder”).

WHEREAS, Summit and HCB have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of HCB Common Stock will be exchanged for shares of Summit Common Stock in accordance with the terms of the Merger Agreement; and

WHEREAS, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of HCB Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as a material inducement for Summit to enter into the Merger Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.    Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, and is enforceable in accordance with its terms.

2.    Covenants of Stockholder.

(a)    Stockholder agrees to cause the Covered Shares to be present at the HCB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) Summit is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement; or (ii) in accordance with Section 6.02 of the Merger Agreement, the HCB Board has failed to make, withdrawn, modified or otherwise changed its recommendation to HCB stockholders.

(b)    Stockholder agrees that until the termination of this Agreement as provided in Section 2(e), that Stockholder shall not, without the prior written consent of Summit, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares; provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)    Stockholder agrees not to authorize, direct, induce or encourage any other person, including, but not limited to, any holder of HCB Common Stock, or any officer, employee or director of HCB, or to take such actions directly, to solicit from any third party any inquiries or proposals relating to the disposition of HCB’s business or assets or the acquisition of HCB’s voting securities, or the merger of HCB with any person other than Summit or any subsidiary of Summit, or except as provided in Section 6.06 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d)    Stockholder agrees not to, without the prior written consent of Summit, sell or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of HCB Common Stock prior to the Effective Time.

(e)    This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement, or (b) the Effective Time of the Merger.

3.    Additional Shares and Securities. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of HCB Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of HCB Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and any options, warrants, rights or other securities convertible into or exchangeable for shares of HCB Common Stock that Stockholder may currently own or hereafter acquire.

4.    Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5.    Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of Summit. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6.    Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Summit any right or ability to acquire the shares of HCB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of HCB, but only in his/her capacity as a holder of shares of HCB Common Stock.

7.    Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8.    Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.    Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

SUMMIT COMMUNITY BANK, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

List of Disclosure Schedules
to the
Agreement and Plan of Merger
dated February 29, 2016
between
Summit Community Bank, Inc. and Highland County Bankshares, Inc.

Schedule No.	Description
Section 4.01(a)	Forbearances of HCB: Ordinary Course
Section 5.03(c)	Subsidiaries
Section 5.03(f)	Consents and Approvals; No Defaults
Section 5.03(g)	Financial Reports; Absence of Certain Changes or Events
Section 5.03(j)	Compliance with Laws
Section 5.03(k)	Material Contracts; Default
Section 5.03(l)	No Brokers
Section 5.03(m)	Employee Benefit Plans
Section 5.03(q)	Tax Matters
Section 5.03(t)	Insurance
Section 5.03(u)	Loan Matters
Section 6.11(b)	Benefit Plans